Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Vice President-Investor Relations	Vice President-Corporate Communications
	(972) 580-6360	(972) 580-6353

MERITAGE HOMES REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS

FOURTH QUARTER SALES AND NET INCOME INCREASE OVER PRIOR YEAR

FOURTH QUARTER 2009 SELECTED RESULTS:

•                  Reported net income of $43M or $1.35 per diluted share, including $39M of pre-tax real estate-related impairments and a net tax benefit of $90M, compared to net loss of $79M or ($2.58) per diluted share in 2008, which included $110M of impairments and a $30M net tax benefit

•                  Expecting a $93M tax refund in early 2010 due to carry back of net operating losses

•                  Increased net sales orders to 621 homes, 24% over 2008, with approximately 50% higher sales per community

FULL YEAR 2009 SELECTED RESULTS:

•                  Reported net loss of $66M or ($2.12) per diluted share, including $129M of pre-tax real estate-related impairments and a net tax benefit of $88M, compared to net loss of $292M or ($9.95) per diluted share in 2008, which included $265M of impairment charges and a $16M net tax expense

•                  Increased cash by $185M during the year, ended with $391M cash and short-term investments, and no short-term debt

•                  Reduced net debt/capital ratio to 31% after retiring $24M debt which resulted in a $9M gain

•                  Contracted for more than 4,000 new lower-priced lots with a total purchase price of approximately $150M

Scottsdale, Ariz. (January 26, 2010) — Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced fourth quarter results for the period ended December 31, 2009.

Summary Operating Results (unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended December 31,			Full year Ended December 31,
	2009	2008	%Chg	2009	2008	%Chg
Homes closed (units)	1,202	1,488	-19%	4,039	5,627	-28%
Home closing revenue	$280	$387	-28%	$963	$1,505	-36%
Sales orders (units)	621	500	24%	3,853	4,620	-17%
Sales order value	$162	$112	45%	$912	$1,173	-22%
Ending backlog (units)				1,095	1,281	-15%
Ending backlog value				$288	$338	-15%
Net profit/(loss) (including write-offs)	$43	$(79)	155%	$(66)	$(292)	77%
Adjusted pre-tax (loss)/profit* (excluding write-offs)	$(8)	$1	n/m	$(26)	$(11)	-126%
Diluted EPS (including write-offs)	$1.35	$(2.58)	153%	$(2.12)	$(9.95)	79%

* Adjusted pre-tax (loss)/profit excludes impairments: See non-GAAP reconciliations of net profit/(loss) to adjusted pre-tax profit/(loss) on “Operating Results” statement.

FOURTH QUARTER OPERATING RESULTS

Meritage reported a net profit for the fourth quarter of 2009 of $43 million or $1.35 per diluted share, including $39 million of pre-tax real estate-related impairments and a net tax benefit of $90 million. The net tax benefit recorded in the fourth quarter of 2009 was the result of tax legislation enacted in November 2009 that allowed net operating losses to be carried back up to five years to offset prior years’ taxable income. As a result of carrying back 2009 losses to offset taxes paid previously, Meritage expects to collect a $93 million tax refund in early 2010. The Company reported a net loss of $79 million or ($2.58) per diluted share in the fourth quarter of 2008, which included $110 million of pre-tax charges due to real estate-related and other impairments and a $30 million net tax benefit.

“We sold several non-strategic properties near the end of 2009 that were not needed to execute our current business plan, with the added benefit of harvesting substantial tax benefits from previous impairments incurred on those properties,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “Assuming a stable to improving homebuilding environment in 2010, we believe that our risk of any further significant impairments is minimal.”

Fourth quarter home closing revenue declined 28% year over year, as the Company had 14% fewer active communities in 2009 and 19% fewer homes closed, coupled with a 10% lower average closing price of approximately $233,000 in the fourth quarter of 2009, compared to approximately $260,000 in the fourth quarter of 2008. The lower average closing price reflects a higher percentage of closings from homes in lower-priced communities such as Meritage’s new Simply Smart™ series of more affordable homes, as well as general price declines from the previous year.

Meritage generated total closing gross profit on homes and land of $3 million in the fourth quarter 2009 compared to a $48 million loss on closings in 2008. Home closing gross profit was reduced by $25 million due to impairments. It was also reduced by a $3 million charge to increase the accrual for estimated warranty expenses related to remediation of allegedly defective Chinese drywall in Ft. Myers, Florida, bringing the total reserve to $6 million, which management believes should fully reserve for the affected homes. Excluding impairments, gross margins on home closings climbed to 14.9% in the fourth quarter 2009, or 16.0% before the Chinese drywall charge, compared to 14.3% in the prior year’s fourth quarter.  In addition, impairments on land sold or held for sale totaled $14 million in the fourth quarter 2009 as compared to $23 million in 2008, substantially all of which related to land sales.

“Our gross margins continued to improve due to our success in reducing construction costs, combined with lower incentives and greater closing volume in our newer communities, where we are building more cost-efficient homes on lower-cost lots,” said Mr. Hilton. “We are excited about our new series of Simply Smart™ homes, which we announced last week, designed especially for renters and first time or first move-up buyers. As we close out older communities and ramp up sales in our new communities built on the lower-cost lots we’ve acquired, we expect to return to more normal margins and profitability.”

Fourth quarter 2009 general and administrative expenses of $21 million include $9 million related to legal accruals for ongoing litigation, discretionary performance awards and lease abandonments, which make comparability to prior quarters difficult. Including these items, total G&A increased to 7.4% of total revenue in 2009 compared to 3.9% in 2008. Excluding these items, general and administrative expenses were 4.2% of fourth quarter 2009 total revenue. Commissions and other sales costs decreased 35% year over year and declined as a percentage of total revenue to 8.1% from 8.9% in 2008. The reduction was due to savings in marketing and advertising costs after centralization of these functions, and lower model operating costs resulting from smaller model complexes.

FULL YEAR OPERATING RESULTS

Meritage reported a net loss for the full year of 2009 of $66 million or ($2.12) per share. In addition to the special charges noted for the fourth quarter, the net loss included $129 million in pre-tax real estate-related impairment charges, $3 million write-off of capitalized fees related to the reduction and ultimate termination of the Company’s credit facility, a $9 million gain on extinguishment of debt, and a net tax benefit of $88 million. By comparison, the 2008 net loss of $292 million or ($9.95) per diluted share included $265 million of pre-tax impairment charges, $10 million benefit from a successful legal settlement, and a $16 million net tax expense which includes a $106 million deferred tax asset valuation allowance.

SALES

Fourth quarter 2009 net orders increased by 24% year-over-year to 621 sales, compared to 500 in 2008, primarily due to gains of 50% in Texas and 19% in California. In addition to continued low mortgage rates and historically high affordability, the gains reflect an improvement in Meritage’s fourth quarter company-wide order cancellation rate to 30% in 2009 from 56% in 2008. Sales were lower than the third quarter due to normal seasonality and the last-minute extension of a federal home buyer tax credit originally scheduled to terminate on November 30, which is widely thought to have reduced the sense of urgency for buyers to purchase a home in the latter portion of the quarter.

“With November’s extension and expansion of the home buyer tax credit for contracts signed before April 30, 2010, we are optimistic that this incentive will benefit our 2010 spring selling season by encouraging more people to buy a new home before the extended tax credit expires,” said Mr. Hilton.

With 14% fewer active communities at December 31, 2009, the average sales per community increased by approximately 50% to 3.9 in the fourth quarter of 2009 from 2.6 in the same period last year. Management expects the Company’s sales pace to continue to increase as more new communities are opened to replace those communities closing out, and as its markets continue to stabilize and begin to improve.

Meritage’s backlog of orders was 15% lower in number and value at the end of the fourth quarter of 2009 compared to 2008, due to accelerated closings driven by the original November 30 expiration of the home buyers’ tax credit, as well as the Company’s success in reducing cycle times, which has caused backlog to close more quickly.

BALANCE SHEET

Meritage generated $184 million positive cash flow from operations for the full year 2009, after using $182 million of cash to purchase approximately 4,700 lots during the year. The Company ended the year with $391 million in cash and cash equivalents, restricted cash and short-term investments, an increase of $185 million over the year-end 2008 total. After retiring $24 million of debt in exchange for equity during 2009, the Company’s net debt to total capital ratio was 31% at December 31, 2009, compared to 45% at December 31, 2008. Meritage also terminated its unused credit facility in 2009.

“We continued to acquire new communities where we believe we can earn near-normal margins and generate attractive returns with the least risk from foreclosures, rising inventories or falling prices,” said Mr. Hilton. “We contracted for more than 1,000 additional lots in the fourth quarter, bringing our total lots put under contract during 2009 to more than 4,000, for a total purchase price of approximately $150 million. Based on our market research, we believe we have acquired lots at very attractive prices that should help us return to profitability in 2010.”

At December 31, 2009, Meritage’s total 12,906 lots under control represented about 3.2 years lot supply based on trailing twelve months closings, with approximately 77% of total lots owned. By comparison, the Company controlled 15,802 lots at December 31, 2008, with 55% of total lots owned.

In addition to the $93 million tax refund which we’re expecting to receive in early 2010, Meritage has total cumulative deferred tax assets of $93 million ($68 million federal and $25 million state,) or $2.91 per share as of December 31, 2009, which have been fully reserved and therefore not shown on the balance sheet, but are available to offset future income taxes.

SUMMARY

“We undertook a number of strategic initiatives last year to enhance virtually every area of the company, and I’m very pleased with our progress,” said Mr. Hilton. “Based on what we’ve already accomplished and our on-going plans, I believe we have not only positioned the Company for a return to profitability in 2010, but have also permanently improved our competitiveness. We have significantly reduced our construction costs and overhead, and expect to realize further gains through a managed process of continuous improvement in our operations. We have built a robust market research function that we believe gives us a strategic advantage in underwriting lot acquisitions and pricing our homes, through a better understanding of the competitive landscape for both resale and new homes, as well as home buyer trends in our markets. We have introduced our Simply Smart series of new home designs targeting the first time and first move-up market, competing successfully with both new and existing homes, and offering Meritage quality at very affordable prices. We have expanded our green building initiative to become the first public homebuilder to meet Energy Star qualifications in every home we start in 2010.  And most recently, we have rolled out our 99-day guaranteed delivery program in selected communities, offering “Your home. Your way. In 99 days — guaranteed,” allowing home buyers to enjoy all the benefits of purchasing a new built-to-order home over a used one, without the long construction period previously associated with building a new home.”

“I have never been more confident in our people and our abilities than I am today, and I believe our future is bright,” said Mr. Hilton. “While we face a number of uncertainties, including the sustainability of an economic recovery, high unemployment, the risk of inflation, and potential fiscal and public policy actions by our government, we have also seen many signs of stabilization and even improvement in certain of our markets that make me optimistic. I believe the potential for positive outcomes significantly outweighs the negatives at this point, and I eagerly anticipate the further successes we plan to achieve in 2010.”

CONFERENCE CALL

Management will host a conference call to discuss these results on January 27, 2010 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time.) The call will be webcast by Business-to-Investor, Inc. (B2i), with an accompanying slideshow on the “Investor Relations” page of the Company’s web site at http://investors.meritagehomes.com. For telephone participants, the dial-in number is 877-485-3104 with a passcode of “Meritage”. Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 11:30 p.m. ET, through February 28, 2010 on the website noted above, or by dialing 877-660-6853, and referencing passcode 341594.

Meritage Homes Corporation and Subsidiaries

Operating Results

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Full year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Operating results
Home closing revenue	$279,589	$386,631	$962,797	$1,505,117
Land closing revenue	6,231	12,944	7,516	17,951
Total closing revenue	285,820	399,575	970,313	1,523,068
Home closing gross profit/(loss)	17,244	(25,855)	18,693	5,280
Land closing gross loss	(14,192)	(22,579)	(14,642)	(42,195)
Total closing gross profit/(loss)	3,052	(48,434)	4,051	(36,915)
Commissions and other sales costs	(23,058)	(35,586)	(78,683)	(136,860)
General and administrative expenses	(21,235)	(15,750)	(63,148)	(68,231)
Goodwill and intangible asset impairments	—	(1,133)	—	(1,133)
Interest expense	(8,016)	(6,619)	(36,531)	(23,653)
Other income/(loss), net	2,260	(1,918)	19,512	(9,174)
Loss before income taxes	(46,997)	(109,440)	(154,799)	(275,966)
Benefit/(provision) for income taxes	90,283	30,291	88,343	(15,969)
Net profit/(loss)	$43,286	$(79,149)	$(66,456)	$(291,935)

Earnings/(loss) per share

Basic:
Earnings/(loss) per share	$1.36	$(2.58)	$(2.12)	$(9.95)
Weighted average shares outstanding	31,805	30,695	31,350	29,330

Diluted:
Earnings/(loss) per share	$1.35	$(2.58)	$(2.12)	$(9.95)
Weighted average shares outstanding	32,037	30,695	31,350	29,330

Non-GAAP Reconciliations:
Total home closing gross profit/(loss)	$17,244	$(25,855)	$18,693	$5,280
Add Real estate-related impairments:
Terminated lot options	5,274	48,888	70,953	74,134
Impaired projects	19,273	32,257	40,537	120,821
Adjusted home closing gross profit (1)	$41,791	$55,290	$130,183	$200,235

Loss before income taxes	$(46,997)	$(109,440)	$(154,799)	$(275,966)
Add Real estate-related, joint venture (JV) and other impairments:
Terminated lot options	5,274	48,888	70,953	74,134
Impaired projects	19,273	32,257	40,537	120,821
Goodwill and intangible asset impairments	—	1,133	—	1,133
Land sales impairments	14,186	22,791	14,726	42,484
Joint venture impairments	2	5,242	2,832	26,001
Adjusted (loss)/profit before income taxes	$(8,262)	$871	$(25,751)	$(11,393)

(1)          Included in the three months and full year 2009 adjusted closing gross profits are $3,018 (108 bps) and $6,018 (63 bps), respectively, of charges related to Chinese drywall remediation costs.  There were no such charges in 2008.

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31, 2009	December 31, 2008
Assets:
Cash and cash equivalents	$249,331	$205,923
Investments and securities	125,699	—
Restricted cash	16,348	—
Income tax receivable	92,509	111,508
Other receivables	22,934	31,046
Real estate (1)	675,037	859,305
Investments in unconsolidated entities	11,882	17,288
Option deposits	8,636	51,658
Other assets	40,291	49,521
Total assets	$1,242,667	$1,326,249

Liabilities:
Accounts payable, accrued liabilities, home buyer deposits and other liabilities	$152,233	$170,075
Senior notes	479,134	478,968
Senior subordinated notes	125,875	150,000
Total liabilities	757,242	799,043
Total stockholders’ equity	485,425	527,206
Total liabilities and equity	$1,242,667	$1,326,249

(1) Real estate — Allocated costs:
Homes under contract under construction	$114,769	$170,347
Finished homesites and homesites under development	407,592	455,048
Unsold homes, completed and under construction	73,442	158,378
Model homes	37,601	48,608
Land held for development or sale	41,633	26,924
Total allocated costs	$675,037	$859,305

Supplemental Information and Non-GAAP Financial Disclosures (In thousands — unaudited):

	Three Months Ended December 31,		As of and for the Full year Ended December 31,
	2009	2008	2009	2008
Interest amortized to cost of sales	5,339	12,163	21,264	41,625
Interest expensed	8,016	6,619	36,531	17,993
Depreciation and amortization	2,296	5,884	8,843	15,669

Net debt-to-capital:
Notes payable and other borrowings			$605,009	$628,968
Less: cash and cash equivalents, restricted cash, and investments and securities			(391,378)	(205,923)
Net debt			213,631	423,045
Stockholders’ equity			485,425	527,206
Capital			$699,056	$950,251
Net debt-to-capital			30.6%	44.5%

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended December 31,		Full year Ended December 31,
	2009	2008	2009	2008

Net profit/(loss)	$43,286	$(79,149)	$(66,456)	$(291,935)
Real-estate related impairments	38,733	110,311	126,216	237,439
Goodwill and intangible asset impairments	—	—	—	1,133
Decrease in deferred taxes	—	18,998	—	20,494
Deferred tax valuation allowance	—	12,338	—	118,563
Equity in earnings from JVs (including impairments) and distributions of JV earnings, net	282	5,067	4,273	27,087
Decrease in real estate and deposits, net	13,908	115,586	108,628	211,404
Other operating activities	(69,569)	(84,232)	11,413	(124,356)
Net cash provided by operating activities	26,640	98,919	184,074	199,829

Payments to purchase investments and securities	(125,699)	—	(125,699)	—
Payments to fund restricted cash	2,256	—	(16,348)	—
Other financing activities	(1,307)	(6,784)	(3,372)	(23,263)
Cash used in investing activities	(124,750)	(6,784)	(145,419)	(23,263)

Net repayments under Credit Facility	—	—	—	(82,000)
Proceeds from issuance of common stock, net	—	(3)	—	82,772
Other financing activities	490	122	4,753	908
Net cash provided by financing activities	490	119	4,753	1,680

Net (decrease)/increase in cash	(97,620)	92,254	43,408	178,246
Beginning cash and cash equivalents	346,951	115,153	205,923	27,677
Ending cash and cash equivalents(1)	$249,331	$207,407	$249,331	$205,923

(1)          Ending cash and cash equivalents excludes Investments and securities and Restricted cash totaling $142 million.

Meritage Homes Corporation and Subsidiaries

Operating Data

(Dollars in thousands)

(unaudited)

	For the Three Months Ended December 31,
	2009		2008
	Homes	Value	Homes	Value

Homes Closed:
California	130	$40,155	125	$54,435
Nevada	18	3,325	42	10,560
West Region	148	43,480	167	64,995

Arizona	218	45,044	312	66,552
Texas	726	163,344	906	223,201
Colorado	40	11,223	44	14,890
Central Region	984	219,611	1,262	304,643

Florida	70	16,498	59	16,993
East Region	70	16,498	59	16,993
Total	1,202	$279,589	1,488	$386,631

Homes Ordered:
California	63	$22,921	53	$16,257
Nevada	20	3,718	15	2,694
West Region	83	26,639	68	18,951

Arizona	117	26,711	119	23,083
Texas	334	86,563	222	48,359
Colorado	33	9,506	34	9,848
Central Region	484	122,780	375	81,290

Florida	54	12,919	57	11,528
East Region	54	12,919	57	11,528
Total	621	$162,338	500	$111,769

Meritage Homes Corporation and Subsidiaries

Operating Data

(Dollars in thousands)

(unaudited)

	For the Full year Ended December 31,
	2009		2008
	Homes	Value	Homes	Value

Homes Closed:
California	348	$116,197	581	$241,792
Nevada	130	27,049	247	65,734
West Region	478	143,246	828	307,526

Arizona	781	156,107	1,084	271,646
Texas	2,405	566,879	3,217	783,835
Colorado	145	44,225	145	50,213
Central Region	3,331	767,211	4,446	1,105,694

Florida	230	52,340	353	91,897
East Region	230	52,340	353	91,897
Total	4,039	$962,797	5,627	$1,505,117

Homes Ordered:
California	350	$116,609	504	$194,170
Nevada	119	23,267	208	53,527
West Region	469	139,876	712	247,697

Arizona	738	146,006	884	193,299
Texas	2,233	518,288	2,632	629,639
Colorado	140	42,416	136	45,341
Central Region	3,111	706,710	3,652	868,279

Florida	273	65,715	256	57,187
East Region	273	65,715	256	57,187
Total	3,853	$912,301	4,620	$1,173,163

Order Backlog:
California	89	$34,322	87	$33,910
Nevada	14	2,671	25	6,453
West Region	103	36,993	112	40,363

Arizona	147	32,110	190	42,211
Texas	715	181,564	887	230,155
Colorado	39	11,456	44	13,265
Central Region	901	225,130	1,121	285,631

Florida	91	25,412	48	12,037
East Region	91	25,412	48	12,037
Total	1,095	$287,535	1,281	$338,031

Meritage Homes Corporation and Subsidiaries

Operating Data

(unaudited)

	Three Months Ended December 31, 2009		Three Months Ended December 31, 2008
	Beg.	End	Beg.	End
Active Communities:
California	9	7	15	12
Nevada	6	6	12	12
West Region	15	13	27	24

Arizona	28	26	30	31
Texas	102	98	132	109
Colorado	3	6	5	3
Central Region	133	130	167	143

Florida	14	10	13	11
East Region	14	10	13	11

Total	162	153	207	178

	Full year Ended December 31, 2009		Full year Ended December 31, 2008
	Beg.	End	Beg.	End
Active Communities:
California	12	7	27	12
Nevada	12	6	11	12
West Region	24	13	38	24

Arizona	31	26	36	31
Texas	109	98	127	109
Colorado	3	6	6	3
Central Region	143	130	169	143

Florida	11	10	13	11
East Region	11	10	13	11

Total	178	153	220	178

About Meritage Homes Corporation

The year 2010 marks the 25th Anniversary of Meritage Homes Corporation, the 9th largest homebuilder in the U.S. based on homes closed.  Meritage offers a variety of homes across the Southern and Western states designed to appeal to a wide range of home buyers, including first-time, move-up, luxury and active adult buyers, with base prices starting from under $100,000.  As of December 31, 2009, the Company had 153 actively selling communities in 12 metropolitan areas including Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando, and the East Bay/Central Valley and Inland Empire of California.  Meritage Homes and its predecessor companies have delivered more than 65,000 homes since the Company was founded in 1985.

Meritage Homes is listed on the NYSE under the symbol MTH.

For more information about the Company, visit http://investors.meritagehomes.com

Click here to join our email alert list:  http://www.b2i.us/irpass.asp?BzID=1474&to=ea&s=0

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include: Meritage’s expectations of returning to profitability in 2010; that the pace of sales per community and margins will improve as new communities are opened, and as markets stabilize and improve; expected tax refunds in 2010; risk of future impairments; the anticipated impact on 2010 sales of the home buyer tax credit program; perceptions about the value of land acquisitions in 2009; statements about Meritage’s future competitive position and the benefits anticipated from the Company’s continuous improvement process and market research function; and intentions to acquire additional communities through the balance of 2010. Such statements are based upon the current beliefs and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in our Form 10-K for the year ended December 31, 2008 under the caption “Risk Factors,” and updated in our subsequent Quarterly Reports on Form 10-Q. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the Company’s stock and note prices may fluctuate dramatically. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

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